Exhibit 99.1

3/13/2006

NCI Building Systems, L.P.

Example Calculation of Common Stock Equivalents for Convertible Notes

Assumed Average Stock Price for the Period	Incremental Shares for Diluted EPS Calculation
$35.00	—
$37.00	—
$39.00	—
$40.14	—
$41.00	94,061
$43.00	298,258
$45.00	484,305
$47.00	654,518
$49.00	810,836
$51.00	954,893
$53.00	1,088,079
$55.00	1,211,578
$57.00	1,326,410
$59.00	1,433,457
$61.00	1,533,485
$63.00	1,627,162
$65.00	1,715,074
$67.00	1,797,738
$69.00	1,875,609
$71.00	1,949,094
$73.00	2,018,552
$75.00	2,084,305
$77.00	2,146,643
$79.00	2,205,824
$81.00	2,262,083
$83.00	2,315,630
$85.00	2,366,658
$87.00	2,415,339
$89.00	2,461,833
$91.00	2,506,283
$93.00	2,548,821
$95.00	2,589,568
$97.00	2,628,635
$99.00	2,666,123

Note:

In November 2004, we completed an offering of $180 million aggregate principal amount of 2.125% convertible senior subordinated notes due 2024 (the “Notes”) with interest payable semi-annually.

The indenture under which the Notes were issued contains a “net share settlement” provision as described in EITF 04-08, The Effect of Contingently Convertible Debt on Diluted Earnings Per Share, whereby upon conversion, the principal amount is paid in cash and any excess premium is paid in shares of common stock. In periods where the average stock price for the period (either quarterly or annually) is greater than the $40.14 conversion price, diluted earnings per share will be impacted. This schedule is provided to illustrate the incremental common stock equivalents that would be determined in the diluted earnings per share calculation at various assumed average stock prices.

Under the terms of the indenture under which the Notes were issued, the holders of the Notes have the right to convert the Notes when the closing sales price of our stock exceeds 120% ($48.17) of the initial conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter, or if certain other conditions are met.

We have provided this schedule for the sole purpose of illustrating the effect of the assumed share prices and the net share settlement feature of our convertible notes on the number of incremental shares used in calculating diluted earnings per share. The assumed share prices in this schedule are not intended to reflect any expectation regarding the price of our common stock.